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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) NOVEMBER 16, 1998

                               THE AES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

                                     0-19281
                            (Commission File Number)

                                   54-1163725
                        (IRS Employer Identification No.)

                             1001 NORTH 19TH STREET
                               ARLINGTON, VA 22209
          (Address of Principal Executive Offices, Including Zip Code)

                                 (703) 522-1315
              (Registrant's Telephone Number, Including Area Code)

                                 NOT APPLICABLE
          (Former Name or Former Address, if changed since last report)


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ITEM 5. Other Events

         On November 18, 1998, the Company won a bid in Panama to acquire a 49% controlling interest in Empresa de Generacion Chiriqui S.A. ("EGE Chiriqui") and Empresa de Generacion Bayano ("EGE Bayano") for $91 million from Instituto de Recursos Hidraulicos y Electrificacion ("IRHE"), a government-owned utility. IRHE will retain 49% of the companies and sell 2% to employees. EGE Bayano is comprised of a 150 MW hydro facility and 42 MW of thermal capacity, located near Panama City. EGE Chiriqui is comprised of two existing run-of-river hydro facilities for a total of 90 MW, in western Panama. Part of the acquisition includes adding 133 MW of hydroelectric generating capacity in a project called Esti. With the Esti expansion, AES will provide close to 40% of the generating capacity of Panama's 1067 MW. Both businesses will deliver power under the terms of 5-year power purchase agreements and, thereafter, will sell into the spot market or enter into new contracts with the current distribution company purchasers.

         On November 19, 1998, the Company was selected by the Government of Sri Lanka as the preferred bidder to develop a 160 MW combined-cycle power plant to be located at Kelanitissa at a cost of about $100 million. In accordance with the selection, the Government of Sri Lanka will issue a letter of intent for the greenfield project to a new project company formed by a consortium led by AES and Hayley's Engineering Ltd. AES will build, own, operate and transfer a power plant under the terms of a 20-year concession. Power from the plant is to be sold into Sri Lanka's national electricity transmission grid. It is expected that the open-cycle mode of the plant will reach 100 MW of capacity by 2000, with commencement of combined-cycle operations increasing capacity to 160 MW by 2001.

         On November 23, 1998, the Company and CILCORP Inc. ("CILCORP") executed a definitive agreement under which AES will acquire all of CILCORP's 13,610,680 common shares at a price of $65 per share, or approximately $885 million. CILCORP, formed in 1985 and headquartered in Peoria, Illinois, is an energy services company whose largest subsidiary, Central Illinois Light Company, is an 85 year-old gas and electric utility serving approximately a quarter of a million retail customers in central Illinois. In 1997, CILCORP had consolidated revenues of $976 million and net assets of $1.3 billion. CILCORP and its subsidiaries employ approximately 1,800 people. The transaction, under which CILCORP will become a wholly-owned subsidiary of AES, requires the approval of CILCORP shareholders and is subject to regulatory approvals by the Federal Energy Regulatory Commission, the Illinois Commerce Commission and the Securities and Exchange Commission.

         Although the Company does not have committed financing for the foregoing acquisitions and development projects, as well as previously announced but not yet consummated projects, it plans to obtain financing through one or any combination of the following: (i) the issuance of project financing debt by subsidiaries of the Company; (ii) the issuance of debt by the Company; (iii) the issuance of equity by the Company; (iv) borrowings under the Company's revolving credit facility; and (v) cash on hand. Although the Company believes that such financings will be available on acceptable terms, there can be no assurance that the Company will be successful in obtaining such financings and the Company's obligations to consummate such acquisitions and development projects are not subject to the Company's ability to obtain financing therefor.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE AES CORPORATION


                                        By: /s/ Barry J. Sharp
                                           ----------------------------
                                            Barry J. Sharp
                                            Senior Vice President
                                            and Chief Financial Officer

Date:  November 30, 1998


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EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION


  10.1 Agreement and Plan of Merger among The AES Corporation, Cilcorp, Inc., and Midwest Energy, Inc., dated as of November 22, 1998.